Exhibit 10.03
[●] Performance Stock Units
FORM OF PERFORMANCE STOCK UNIT AGREEMENT
This PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) is between OCEANEERING INTERNATIONAL, INC. (the “Company”) and [●] (the “Participant”), an employee of the Company or a Subsidiary, regarding an award (this “Performance Award”) of [●] units (the “Performance Stock Units”), each representing the right to receive between zero and two shares of Common Stock, under the 2020 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC. (the “Plan”), awarded to the Participant effective [●] (the “Award Date”), such number of Performance Stock Units being subject to adjustment as provided in Section 15 of the Plan and further subject to the following terms and conditions:
1.Relationship to Plan. This Performance Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined or otherwise specifically provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Determination of Number of Performance Stock Units Earned. Pursuant to, and subject to, the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant the Performance Stock Units as set forth above, which assumes achievement of the target level of performance (“Target”) as described on the “Performance Award: Goals and Measures” attached hereto as Schedule I (the “Goals and Measures”); provided that, except as otherwise provided in this Agreement, the number (if any) of Performance Stock Units earned (which may range from 0% to 200% of the total number of Performance Stock Units granted), shall be determined based on the actual results for the period beginning on January 1, 2026 and ending on December 31, 2028 (the “Performance Period”) in accordance with the performance criteria set forth in the Goals and Measures (such number of Performance Stock Units earned, the “Earned Units”). The Participant’s rights with respect to the Performance Stock Units shall be forfeitable until the Performance Stock Units vest in accordance with Paragraph 3.
3.Vesting. The Performance Stock Units shall become vested as follows:
(a)General. On [Distribution Date] (the “Scheduled Vesting Date”), the Performance Stock Units shall vest, and the Earned Units shall be determined, based on the extent to which the Company has satisfied the performance conditions set forth in the Goals and Measures, provided that the Participant has continuously remained in Service through such date.
(b)Retirement Age. If the Participant’s Service is terminated by the Participant or the Company for any reason (other than in accordance with subparagraphs (d) and (e) below) on or after December 15, [Year 1], but prior to the
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Scheduled Vesting Date, and, as of the December 15 on or immediately preceding such termination date, the Participant has attained Retirement Age, then the Performance Stock Units shall vest pro rata in accordance with the following schedule:

Date of Termination	Number of Vested Performance Stock Units
On or after December 15, [Year 1], but prior to December 15, [Year 2]	One-third
On or after December 15, [Year 2], but prior to December 15, [Year 3]	Two-thirds
On or after December 15, [Year 3]	All
For the avoidance of doubt, if the Participant is of Retirement Age (as of the termination date) and terminates Service prior to December 15, [Year 1], then this Performance Award shall be forfeited in full as of such termination date. Performance Stock Units that vest pursuant to this subparagraph (b) shall (i) be settled at the same time as Performance Stock Units are to be settled pursuant to subparagraph (a), and (ii) the Earned Units shall be based on the actual attainment of the performance conditions set forth in the Goals and Measures; provided, however, that if a Change of Control occurs prior to the Scheduled Vesting Date, the Earned Units shall be equal to the Target number of Performance Stock Units.
(c)Change of Control without Termination. If a Change of Control occurs prior to the Scheduled Vesting Date and the Participant remains in continuous Service through the Scheduled Vesting Date, then all of the Performance Stock Units shall vest as of the Scheduled Vesting Date, and the Earned Units shall be equal to the Target number of Performance Stock Units.
(d)Change of Control with Termination. Notwithstanding subparagraph (c) above, if a Change of Control occurs prior to the Scheduled Vesting Date and the Participant’s Service is terminated on or after the Change of Control (i) by the Company or any successor to the Company for any reason other than for Cause or (ii) by the Participant for Good Reason, then the Performance Stock Units shall vest as of such termination date, and the Earned Units shall be equal to the Target number of Performance Stock Units.
(e)Death or Disability. If the Participant’s Service is terminated prior to the Scheduled Vesting Date due to the Participant’s death or Disability, then the Performance Stock Units shall vest as of such termination date, and the Earned Units shall be equal to the Target number of Performance Stock Units.

4.Forfeiture of Performance Award; Clawback. If the Participant’s Service terminates prior to the Scheduled Vesting Date under any circumstances, except those provided in Paragraphs 3(b), (d) and (e) of this Agreement or in any other written agreement between the Participant and the Company which provides for vesting of Performance Stock Units, all unvested Performance Stock Units as of the Service termination date shall be forfeited as of the Service termination date. The Participant acknowledges and agrees that this Performance Award and any other outstanding awards to the Participant of performance stock units under any of the Company's shareholder-approved incentive plans shall be subject to recovery or clawback by the Company pursuant to any applicable law or regulation or stock exchange listing requirement and/or the provisions of the Company’s Clawback Policy, a copy of which has been provided to the Participant and is incorporated into this Agreement by this reference.
5.Registration of Restricted Stock Units. The Participant’s right to receive the Performance Stock Units shall be evidenced by book-entry registration (or by such other manner as the Committee may determine).
6.Settlement and Delivery of Shares. Settlement of any Earned Units will be made by payment in shares of Common Stock, which shall be delivered to the Participant as soon as administratively practicable (but not later than 60 days) following the earlier to occur of the Scheduled Vesting Date and the termination of the Participant’s Service in accordance with Paragraph 3. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
7.No Shareholder Rights; No Dividend Equivalents. The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to this Performance Award unless and until such time as this Performance Award has been settled by the transfer of shares of Common Stock to the Participant. The Company will not pay dividend equivalents on any outstanding Performance Stock Units.
8.Definitions. For purposes of this Agreement:
(a)“Cause” has the meaning assigned to it in the Change of Control Plan.
(b)“Change of Control Plan” means the Oceaneering International, Inc. Change of Control Plan, as amended from time to time.
(c)“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Participant’s inability and its anticipated duration shall be determined solely by a medical physician of the Participant’s choice to be approved by the Company, which approval shall not be unreasonably withheld.
(d)“Good Reason” has the meaning assigned to it in the Change of Control Plan (other than clause (v) of such definition).
(e)“Retirement Age” means the earlier to occur of the Participant attaining:
(i)age 65 or more; or
(ii)age plus years of continuous Service equal to 70 or more, with a minimum of age 55 and 10 years of continuous Service;
provided that the Participant has continuously remained in Service from the Award Date until the earlier to occur of (i) or (ii).
(f)“Service” means employment with the Company or any Subsidiary or service as a member of the Board of Directors of the Company.
(g)“Specified Employee” means an employee identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the applicable guidance issued thereunder.
9.Notices. Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement or the Plan shall be in writing addressed to the Corporate Secretary of the Company and shall be: (a) by registered or certified United States mail, postage prepaid, to 5875 North Sam Houston Parkway West, Suite 400, Houston, Texas 77086; or (b) by hand delivery or otherwise to 5875 North Sam Houston Parkway West, Suite 400, Houston, Texas 77086. Any such notice shall be deemed effectively delivered or given upon receipt.
Notwithstanding the foregoing, in the event that the address of the Company’s principal executive offices is changed prior to the date of final settlement of this Performance Award, notices shall instead be made pursuant to the foregoing provisions at the then current address of the Company’s principal executive offices.
Any notice or other communication to the Participant with respect to this Agreement or the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices mailed by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.

10.Assignment of Performance Award. Except as otherwise permitted by the Committee and as provided in the immediately following paragraph, the Participant's rights under the Plan and this Agreement are personal, and no assignment or transfer of the Participant's rights under and interest in this Performance Award may be made by the Participant other than by a domestic relations order. This Performance Award is payable during his or her lifetime only to the Participant, or in the case of the Participant being mentally incapacitated, this Performance Award shall be payable to his or her guardian or legal representative.
The Participant may designate a beneficiary or beneficiaries to whom this Performance Award under this Agreement, if any, will pass upon the Participant’s death and may change such designation from time to time. The Participant may change his or her beneficiary without the consent of any prior beneficiary. Following the Participant’s death, this Performance Award, if any, will pass pursuant to the most recent beneficiary designation provided to the Company or its representative, and such person will be deemed the Participant for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated beneficiary does not survive the Participant’s death, this Performance Award shall pass to the Participant's estate.
11.Withholding. The Company's obligations under this Agreement shall be subject to the satisfaction of all applicable withholding requirements including those related to federal, state and local income and Service taxes (the “Required Withholding”). The Company may withhold an appropriate number of shares from the Common Stock that would otherwise have been delivered to the Participant (with respect to the settlement of this Performance Award) necessary to satisfy the Participant’s Required Withholding, and deliver the remaining shares of Common Stock (or cash in lieu of fractional shares) to the Participant, unless the Participant has made arrangements with the Company for the Participant to deliver to the Company cash, check, other available funds or shares of previously owned Common Stock for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date an amount is included in the income of the Participant. The amount of the Required Withholding and the number of shares to satisfy the Participant’s Required Withholding shall be based on the Fair Market Value of the shares on the date prior to the applicable date of income inclusion.
12.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted in Paragraph 10 of this Agreement.
13.No Service Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued Service with the Company or any Subsidiary.
14.Code Section 409A Compliance. The Performance Stock Units granted under this Agreement are intended to comply with or be exempt from Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. Notwithstanding any provision herein to the contrary, if the Participant is a Specified Employee on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A‑1(h), any Performance Stock Units settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.
15.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, excluding any choice of law provision thereof that would result in the application of the laws of any other jurisdiction.
16.Amendment. Except as set forth herein, this Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.
17.Entire Agreement. This Agreement, together with the applicable provisions of the Plan, constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, regarding the subject matter hereof.
[Signature Page Follows]

OCEANEERING INTERNATIONAL, INC.

Award Date:	[●]	By:
Jennifer F. Simons
Senior Vice President, Chief Legal Officer
and Secretary
The Participant hereby accepts the foregoing Performance Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:	[●]

Participant’s Address:

SCHEDULE I TO PERFORMANCE
STOCK UNIT AGREEMENT

Performance Award: Goals and Measures
I.    Definitions
(i)“Adjusted EBITDA” means, for any year in the Performance Period, EBITDA for such year, adjusted to remove the net impact of: foreign currency gains and losses; sales of fixed assets and investments resulting in gains or losses; impairments, write-downs and/or write-offs of assets; corporate restructuring expenses; and any other unusual items; in each case, as may be approved by the Committee.
(ii)“Beginning Price” means the average closing price of a share of Common Stock for the 30 consecutive trading day period prior to the first day of the Performance Period.
(iii)“Comparison Companies” means each Peer Group Company as of the last day of the Performance Period; provided, however, that such company has continuously been a publicly listed company on a national securities exchange or quotation service during the Performance Period.
(iv)“Cumulative Adjusted EBITDA” means the sum of the Adjusted EBITDA amounts for each of the three calendar years in the Performance Period.
(v)“Cumulative Adjusted EBITDA Achieved Percentage” means the percentage level of achievement of Cumulative Adjusted EBITDA, as determined in accordance with Section II below.
(vi)“Dividends” means the sum of all ordinary and extraordinary dividends paid during the Performance Period with respect to the applicable shares of Common Stock.
(vii)“EBITDA” means an amount equal to Net Income (Loss) plus (or minus) Net Interest Expense (Income), plus consolidated provision for income taxes (or minus benefit from income taxes), plus consolidated depreciation and amortization. Each component of EBITDA shall be obtained directly from the audited consolidated financial statements of the Company and its Subsidiaries for the applicable year.
(viii)“Ending Price” means the average closing price of a share of Common Stock for the 30 consecutive trading day period including and prior to the last day of the Performance Period.
(ix)“Interest Expense” means the consolidated interest expense, net of amounts capitalized, of the Company and the Subsidiaries, as reflected in the audited consolidated financial statements of the Company and the Subsidiaries for the applicable calendar year.
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(x)“Interest Income” means the consolidated interest income of the Company and the Subsidiaries, as reflected in the audited consolidated financial statements of the Company and the Subsidiaries for the applicable calendar year.
(xi)“Net Income (Loss)” means net income (loss) of the Company and the Subsidiaries, as reflected in the audited consolidated financial statements of the Company and the Subsidiaries for the applicable calendar year.
(xii)“Net Interest Expense (Income)” means the difference between (A) Interest Expense and (B) Interest Income for the applicable calendar year.
(xiii)“Peer Group Companies” means the companies set forth on Schedule II attached hereto.
(xiv)“Relative TSR Achieved Percentage” means the percentage level of achievement of relative TSR, as determined in accordance with Section II below.
(xv)“Total Achieved Percentage” means the sum of (A) the product of (x) the Cumulative Adjusted EBITDA Achieved Percentage, multiplied by (y) 70%, plus (B) the product of (x) the Relative TSR Achieved Percentage, multiplied by (y) 30%.
(xvi)“Total Shareholder Return” or “TSR” means a fraction, the numerator of which is the Ending Price plus Dividends minus the Beginning Price, and the denominator of which is the Beginning Price.
II.    Calculation of Earned Units
Cumulative Adjusted EBITDA. Cumulative Adjusted EBITDA shall be weighted 70% in the calculation of the Total Achieved Percentage and shall contribute to the Total Achieved Percentage, as set forth in Schedule II attached hereto.
Relative TSR. The Total Shareholder Return of the Company and of the Comparison Companies shall be calculated and certified by the Committee. The percentile ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each Comparison Company shall determine the Relative TSR Achieved Percentage, as set forth in Schedule II attached hereto
If, during the Performance Period, any Comparison Company declares bankruptcy or initiates (or becomes subject to) a similar proceeding as a debtor due to insolvency, then, for the purposes of ranking the Comparison Companies and the Company, such Comparison Company shall be ranked last. If, during the Performance Period, any Comparison Company is party to a merger, acquisition or disposition and such event, in the Committee’s determination, has significantly altered the Comparison Company, then the Committee may in its discretion remove the Comparison Company from the relative TSR calculation; provided, however, that no additional company shall be substituted. Regardless of the Cumulative Adjusted EBITDA

Achieved Percentage that otherwise would be achieved, as determined in accordance with this Schedule I, if the Company’s Total Shareholder Return during the Performance Period is negative, the Relative TSR Achieved Percentage shall not exceed 100%.
Relative TSR shall be weighted 30% in the calculation of the Total Achieved Percentage and shall contribute to the Total Achieved Percentage, as set forth in Schedule II attached hereto.
Earned Units. The Earned Units shall be equal to the product of (i) the number of Performance Stock Units granted, multiplied by (ii) the Total Achieved Percentage. For clarity, (A) in no event shall the Earned Units exceed 200% of the number of Performance Stock Units granted, and (B) if the performance ranking is below threshold for both Cumulative Adjusted EBITDA and relative TSR, the Earned Units shall be zero. The Earned Units shall be determined in accordance with the tables above for each of Cumulative Adjusted EBITDA and relative TSR with interpolation between the specified levels.

SCHEDULE II TO PERFORMANCE
STOCK UNIT AGREEMENT
Peer Group Companies
“Peer Group Companies” means the following companies: [___________].
Cumulative Adjusted EBITDA Achieved Percentage
Cumulative Adjusted EBITDA shall contribute to the Total Achieved Percentage as follows:

	Cumulative Adjusted EBITDA (70% of Total Achieved Percentage)
	Goal	Cumulative Adjusted EBITDA Achieved Percentage
Threshold	$[●] million	50%
Target	$[●] million	100%
Maximum	$[●] million	200%

Relative TSR
Relative TSR shall contribute to the Total Achieved Percentage as follows:

	Relative TSR (30% of Total Achieved Percentage)
	Goal	Relative TSR Achieved Percentage
Threshold	30th percentile	50%
Target	50th percentile	100%
Maximum	Above 90th percentile	200%